Exhibit 99.1

JCPENNEY REPORTS A 4.1 PERCENT INCREASE IN SAME STORE SALES AND A 100 BASIS POINT IMPROVEMENT IN GROSS MARGIN FOR THE SECOND QUARTER OF FISCAL 2015

Continued expense discipline drove a 310 basis point improvement in SG&A; Adjusted EBITDA improved $95 million to $134 million for the quarter

PLANO, Texas - (August 14, 2015) - J. C. Penney Company, Inc. (NYSE: JCP) today announced financial results for its second quarter ended August 1, 2015. The Company reported net sales of $2.88 billion compared to $2.80 billion in the second quarter of 2014. Same store sales increased 4.1 % for the period.

Marvin Ellison, chief executive officer said, “We are pleased to report another quarter of improved performance thanks to the commitment and diligence of the JCPenney team. Although we have significant work to do as a company to regain our status as a world-class retailer, I am pleased with the resilience and the efforts of our associates. I also remain confident in our ability to achieve the long-term financial targets we have laid out.”

For the quarter, Men’s, Home, Sephora and Fine Jewelry were the Company's top performing merchandise divisions. In particular, Sephora continued its strong performance this quarter with a double digit increase in comparable store sales. Geographically, all regions experienced sales growth when compared to the same period last year with the best performance in the western and central regions of the country.

For the second quarter, gross margin improved 100 basis points to 37.0 % of sales, driven by improvements in our clearance and promotional selling margins.

SG&A expenses for the quarter were down $63 million to $901 million or 31.3 % of sales, representing a 310 basis point improvement from last year. These savings were primarily driven by lower store controllable costs, advertising and improved private label credit card revenue.

Operating income for the quarter improved 46 % over last year to a loss of $38 million. EBITDA improved by $25 million to $115 million. On an adjusted basis, EBITDA improved by $95 million to $134 million. In the second quarter, the Company showed a 20 % improvement in net income over the prior year to a loss of $138 million or $(0.45) per share.

2015 Full-Year Outlook

The Company improved its SG&A and EBITDA guidance and reiterated its remaining 2015 full-year guidance as follows:

•	Comparable store sales: expected to increase 4 percent to 5 percent;

•	Gross margin: expected to improve 100 to 150 basis points;

•	SG&A: expected to decrease approximately $120 million (compared to the previous expectation of a $100 million decrease);

•	EBITDA: approximately $620 million (compared to the previous expectation of $600 million);

•	Primary pension plan expense: approximately $19 million;

•	Depreciation and amortization: approximately $615 million;

•	Interest expense: approximately $415 million

•	Capital Expenditures: $250 to $300 million; and

•	Free cash flow: expected to be breakeven.

Second Quarter 2015 Earnings Conference Call Details

At 8:30 a.m. ET today, the Company will host a live conference call conducted by Chief Executive Officer Marvin Ellison and Chief Financial Officer Ed Record. They will discuss the Company's performance during the quarter and take questions from participants.

To access the conference call, please dial (866) 515-2911, or (617) 399-5125 for international callers, and reference 35024104 participant code or visit the Company’s investor relations website at http://ir.jcpenney.com. Supplemental slides will be available on the Company’s investor relations website approximately 10 minutes before the start of the conference call.

Telephone playback will be available approximately two hours after the conclusion of the meeting by dialing (888) 286-8010, or (617) 801-6888 for international callers and referencing 78480906 participant code.

Investors and others should note that we currently announce material information using SEC filings, press releases, public conference calls and webcasts.  In the future, we will continue to use these channels to distribute material information about the Company and may also utilize our website and/or various social media to communicate important information about the Company, key personnel, new brands and services, trends, new marketing campaigns, corporate initiatives and other matters.  Information that we post on our website or on social media channels could be deemed material; therefore, we encourage investors, the media, our customers, business partners and others interested in our Company to review the information we post on our website as well as the following social media channels:

Facebook (https://www.facebook.com/jcp) and Twitter (https://twitter.com/jcpnews).

Any updates to the list of social media channels we may use to communicate material information will be posted on the Investor Relations page of the Company's website at www.jcpenney.com

Media Relations:
(972) 431-3400 or jcpnews@jcp.com

Investor Relations:
(972) 431-5500 or jcpinvestorrelations@jcpenney.com

About JCPenney:
J. C. Penney Company, Inc. (NYSE: JCP), one of the nation’s largest apparel and home furnishing retailers, is dedicated to fitting the diversity of America with unparalleled style, quality and value. Across approximately 1,020 stores and at jcpenney.com, customers will discover a broad assortment of national, private and exclusive brands to fit all shapes, sizes, occasions and budgets. For more information, please visit jcpenney.com.

Forward-Looking Statements
This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as "expect" and similar expressions identify forward-looking statements, which include, but are not limited to, statements regarding sales, gross margin, selling, general and administrative expenses, and cash flows.  Forward-looking statements are based only on the Company's current assumptions and views of future events and financial performance. They are subject to known and unknown risks and uncertainties, many of which are outside of the Company's control that may cause the Company's actual results to be materially different from planned or expected results. Those risks and uncertainties include, but are not limited to, general economic conditions, including inflation, recession, unemployment levels, consumer confidence and spending patterns, credit availability and debt levels, changes in store traffic trends, the cost of goods, more stringent or costly payment terms and/or the decision by a significant number of vendors not to sell us merchandise on a timely basis or at all, trade restrictions, the ability to monetize non-core assets on acceptable terms, the ability to implement our strategic plan, customer acceptance of our strategies, our ability to attract, motivate and retain key executives and other associates, the impact of cost reduction initiatives, our ability to generate or maintain liquidity, implementation of new systems and platforms, changes in tariff, freight and shipping rates, changes in the cost of fuel and other energy and transportation costs, disruptions and congestion at ports through which we import goods, increases in wage and benefit costs, competition and retail industry consolidations, interest rate fluctuations, dollar and other currency valuations, the impact of weather conditions, risks associated with war, an act of terrorism or pandemic, the ability of the federal government to fund and conduct its operations, a systems failure and/or security breach that results in the theft, transfer or unauthorized disclosure of customer, employee or Company information, legal and regulatory proceedings and the Company’s ability to access the debt or equity markets on favorable terms or at all.  There can be no assurances that the Company will achieve expected results, and actual results may be materially less than expectations.  Please refer to the Company's most recent Form 10-Q for a further discussion of risks and uncertainties. Investors should take such risks into account and should not rely on forward-looking statements when making investment decisions. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made.  We do not undertake to update these forward-looking statements as of any future date.

###

J. C. PENNEY COMPANY, INC.
SUMMARY OF (OPERATING RESULTS
(Unaudited)
(Amounts in millions except per share data)

	Three Months Ended				Six Months Ended
Statements of Operations:	August 1, 2015	August 2, 2014	% Inc. (Dec.)		August 1, 2015	August 2, 2014	% Inc. (Dec.)
Total net sales	$2,875	$2,799	2.7%		$5,732	$5,600	2.4%
Cost of goods sold	1,810	1,791	1.1%		3,626	3,666	(1.1)%
Gross margin	1,065	1,008	5.7%		2,106	1,934	8.9%
Operating expenses/(income):
Selling, general and administrative (SG&A)	901	964	(6.5)%		1,866	1,973	(5.4)%
Pension	13	2	100.0%	+	23	3	100.0%	+
Depreciation and amortization	153	160	(4.4)%		307	318	(3.5)%
Real estate and other, net	19	(53)	(100.0)%	+	(16)	(70)	(77.1)%
Restructuring and management transition	17	5	100.0%	+	39	27	44.4%
Total operating expenses	1,103	1,078	2.3%		2,219	2,251	(1.4)%
Operating income/(loss)	(38)	(70)	(45.7)%		(113)	(317)	(64.4)%
Net interest expense	103	106	(2.8)%		201	203	(1.0)%
Income/(loss) before income taxes	(141)	(176)	(19.9)%		(314)	(520)	(39.6)%
Income tax expense/(benefit)(1)	(3)	(4)	(25.0)%		(9)	4	100.0%	+
Net income/(loss)	$(138)	$(172)	(19.8)%		$(305)	$(524)	(41.8)%

Earnings/(loss) per share - basic and diluted	$(0.45)	$(0.56)	(19.6)%		$(1.00)	$(1.72)	(41.9)%

Financial Data:
Comparable store sales increase/(decrease)(2)	4.1%	6.0%			3.7%	6.6%
Ratios as a percentage of sales:
Gross margin	37.0%	36.0%			36.7%	34.5%
SG&A expenses	31.3%	34.4%			32.6%	35.2%
Total operating expenses	38.4%	38.5%			38.7%	40.2%
Operating income/(loss)	(1.3)%	(2.5)%			(2.0)%	(5.7)%
Effective income tax rate(1)	(2.1)%	(2.3)%			(2.9)%	0.8%

Common Shares Data:
Issued and outstanding shares at end of period	305.5	304.8			305.5	304.8
Weighted average shares - basic	305.9	305.2			305.7	305.1
Weighted average shares - diluted	305.9	305.2			305.7	305.1

(1)
For the three and six months ended August 1, 2015, the Company increased its net valuation allowance by $46 million and $90 million, respectively, against certain federal and state net operating loss carry forward assets. For the three and six months ended August 2, 2014, the Company increased its net valuation allowance by $28 million and $148 million, respectively, against certain federal and state net operating loss carry forward assets.

(2)
Comparable store sales include sales from all stores, including sales from services and commissions earned from our in-store licensed departments, that have been open for 12 consecutive full fiscal months and Internet sales through jcp.com. Stores closed for an extended period are not included in comparable store sales calculations, while stores remodeled and minor expansions not requiring store closure remain in the calculations. Certain items, such as sales return estimates and store liquidation sales, are excluded from the Company’s calculation.

SUMMARY BALANCE SHEETS
(Unaudited)
(Amounts in millions)

Summary Balance Sheets:	August 1, 2015	August 2, 2014
Current assets:
Cash in banks and in transit	$178	$189
Cash short-term investments	795	847
Cash and cash equivalents	973	1,036
Merchandise inventory	3,005	2,848
Deferred taxes	184	182
Prepaid expenses and other	200	207
Total current assets	4,362	4,273
Property and equipment, net	4,989	5,415
Prepaid pension	266	701
Other assets	615	627
Total assets	$10,232	$11,016

Liabilities and stockholders' equity
Current liabilities:
Merchandise accounts payable	$1,122	$984
Other accounts payable and accrued expenses	1,170	1,094
Current maturities of capital leases and note payable	27	30
Current maturities of long-term debt	28	28
Total current liabilities	2,347	2,136
Long-term capital leases and note payable	18	44
Long-term debt	5,225	5,227
Deferred taxes	378	364
Other liabilities	604	645
Total liabilities	8,572	8,416
Stockholders' equity	1,660	2,600
Total liabilities and stockholders' equity	$10,232	$11,016

SUMMARY STATEMENTS OF CASH FLOWS
(Unaudited)
(Amounts in millions)

	Three Months Ended		Six Months Ended
Statements of Cash Flows:	August 1, 2015	August 2, 2014	August 1, 2015	August 2, 2014
Cash flows from operating activities:
Net income/(loss)	$(138)	$(172)	$(305)	$(524)
Adjustments to reconcile net income/(loss) to net cash provided by/(used in) operating activities:
Restructuring and management transition	1	1	4	3
Asset impairments and other charges	1	2	2	4
Net gain on sale of non-operating assets	(6)	(9)	(8)	(21)
Net gain on sale of operating assets	—	—	(8)	(1)
Depreciation and amortization	153	160	307	318
Benefit plans	6	(4)	10	(13)
Stock-based compensation	11	9	21	16
Deferred taxes	(6)	(14)	(17)	(19)
Change in cash from:
Inventory	(194)	(13)	(353)	87
Prepaid expenses and other assets	26	8	(11)	(19)
Merchandise accounts payable	59	143	125	36
Current income taxes	2	(6)	6	4
Accrued expenses and other	127	32	43	(5)
Net cash provided by/(used in) operating activities	42	137	(184)	(134)
Cash flows from investing activities:
Capital expenditures	(95)	(61)	(141)	(141)
Proceeds from sale of non-operating assets	7	11	13	26
Proceeds from sale of operating assets	—	—	5	2
Joint venture return of investment	—	8	—	8
Net cash provided by/(used in) investing activities	(88)	(42)	(123)	(105)
Cash flows from financing activities:
Payment on short-term borrowings	—	(650)	—	(650)
Net proceeds from issuance of long-term debt	—	500	—	500
Payments of capital leases and note payable	(18)	(13)	(23)	(18)
Payments of long-term debt	(7)	(6)	(13)	(11)
Financing costs	—	(60)	—	(60)
Other changes in stockholders' equity	—	—	(2)	(1)
Net cash provided by/(used in) financing activities	(25)	(229)	(38)	(240)
Net increase/(decrease) in cash and cash equivalents	(71)	(134)	(345)	(479)
Cash and cash equivalents at beginning of period	1,044	1,170	1,318	1,515
Cash and cash equivalents at end of period	$973	$1,036	$973	$1,036

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Amounts in millions except per share data)

We report our financial information in accordance with generally accepted accounting principles in the United States (GAAP). However, we present certain financial measures and ratios identified as non-GAAP under the rules of the Securities and Exchange Commission (SEC) to assess our results. We believe the presentation of these non-GAAP financial measures and ratios is useful in order to better understand our financial performance as well as to facilitate the comparison of our results to the results of our peer companies. In addition, management uses these non-GAAP financial measures and ratios to assess the results of our operations. It is important to view non-GAAP financial measures in addition to, rather than as a substitute for, those measures and ratios prepared in accordance with GAAP. We have provided reconciliations of the most directly comparable GAAP measures to our non-GAAP financial measures presented.

The following non-GAAP financial measures are adjusted to exclude restructuring and management transition charges, the impact of our qualified defined benefit pension plan (Primary Pension Plan), the net gain on the sale of non-operating assets, the proportional share of net income from our joint venture formed to develop the excess property adjacent to our home office facility in Plano, Texas (Home Office Land Joint Venture) and the tax impact for the allocation of income taxes to other comprehensive income items related to our Primary Pension Plan and interest rate swaps. Unlike other operating expenses, restructuring and management transition charges, the net gain on the sale of non-operating assets, the proportional share of net income from the Home Office Land Joint Venture and the tax impact for the allocation of income taxes to other comprehensive income items related to our Primary Pension Plan and interest rate swaps are not directly related to our ongoing core business operations. Primary Pension Plan expense/(income) is determined using numerous complex assumptions about changes in pension assets and liabilities that are subject to factors beyond our control, such as market volatility.  Accordingly, we eliminate our Primary Pension Plan expense/(income) in its entirety as we view all components of net periodic benefit expense/(income) as a single, net amount, consistent with its presentation in our Consolidated Financial Statements.  We believe it is useful for investors to understand the impact of restructuring and management transition charges, Primary Pension Plan expense/(income), the net gain on the sale of non-operating assets, the proportional share of net income from the Home Office Land Joint Venture and the tax impact for the allocation of income taxes to other comprehensive income items related to our Primary Pension Plan and interest rate swaps on our financial results and therefore are presenting the following non-GAAP financial measures: (1) adjusted net income/(loss) before net interest expense, income tax expense/(benefit) and depreciation and amortization (adjusted EBITDA); (2) adjusted net income/(loss); and (3) adjusted earnings/(loss) per share-diluted.

In addition, we believe that EBITDA is a useful measure in assessing our operating performance and are therefore presenting this non-GAAP financial measure in addition to the non-GAAP financial measures listed above.

EBITDA AND ADJUSTED EBITDA, NON-GAAP FINANCIAL MEASURES:

The following table reconciles net income/(loss), the most directly comparable GAAP measure, to EBITDA and adjusted EBITDA, non-GAAP financial measures:

	Three Months Ended		Six Months Ended
	August 1, 2015	August 2, 2014	August 1, 2015	August 2, 2014
Net income/(loss)	$(138)	$(172)	$(305)	$(524)
Add: Net interest expense	103	106	201	203
Add: Income tax expense/(benefit)	(3)	(4)	(9)	4
Add: Depreciation and amortization	153	160	307	318
EBITDA (non-GAAP)	115	90	194	1
Add: Restructuring and management transition charges	17	5	39	27
Add: Primary pension plan expense/(income)	8	(4)	13	(9)
Less: Net gain on the sale of non-operating assets	(6)	(9)	(8)	(21)
Less: Proportional share of net income from the home office land joint venture	—	(43)	(22)	(43)
Adjusted EBITDA (non-GAAP)	$134	$39	$216	$(45)

ADJUSTED NET INCOME/(LOSS) AND ADJUSTED EARNINGS/(LOSS) PER SHARE-DILUTED, NON-GAAP FINANCIAL MEASURES:

The following table reconciles net income/(loss) and earnings/(loss) per share-diluted, the most directly comparable GAAP measures, to adjusted net income/(loss) and adjusted earnings/(loss) per share-diluted, non-GAAP financial measures:

	Three Months Ended		Six Months Ended
	August 1, 2015	August 2, 2014	August 1, 2015	August 2, 2014
Net income/(loss)	$(138)	$(172)	$(305)	$(524)
Earnings/(loss) per share-diluted	$(0.45)	$(0.56)	$(1.00)	$(1.72)

Add: Restructuring and management transition charges, net of tax of $-, $-, $- and $-(1)	17	5	39	27
Add: Primary pension plan expense/(income), net of tax of $-, $-, $- and $- (2)	8	(4)	13	(9)
Less: Net gain on the sale of non-operating assets, net of tax of $-, $-, $- and $-(3)	(6)	(9)	(8)	(21)
Less: Proportional share of net income from the home office land joint venture, net of tax of $-, $-, $- and $-(1)	—	(43)	(22)	(43)
Less: Tax impact resulting from other comprehensive income allocation(4)	(7)	(5)	(18)	(11)
Adjusted net income/(loss) (non-GAAP)	$(126)	$(228)	$(301)	$(581)
Adjusted earnings/(loss) per share-diluted (non-GAAP)	$(0.41)	$(0.75)	$(0.98)	$(1.90)

(1)	Reflects no tax effect due to the impact of the Company's tax valuation allowance.

(2)	The tax effect is included in the line item Tax impact resulting from other comprehensive income allocation. See footnote 4 below.

(3)	Tax effect was calculated using the effective tax rate for the transactions.

(4)
Represents the net tax benefit that resulted from our other comprehensive income allocation between our Operating loss and Accumulated other comprehensive income for the amortization of net actuarial losses and prior service credits related to the Primary Pension Plan and the tax affect for the loss on our interest rate swaps.

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Amounts in millions)

Free cash flow is a key financial measure of our ability to generate additional cash from operating our business and in evaluating our financial performance. We define free cash flow as cash flow from operating activities, less capital expenditures, plus the proceeds from the sale of operating assets. Free cash flow is a relevant indicator of our ability to repay maturing debt, revise our dividend policy or fund other uses of capital that we believe will enhance stockholder value. Free cash flow is considered a non-GAAP financial measure under the rules of the SEC. Free cash flow is limited and does not represent remaining cash flow available for discretionary expenditures due to the fact that the measure does not deduct payments required for debt maturities, pay-down of off-balance sheet pension debt, and other obligations or payments made for business acquisitions. Therefore, it is important to view free cash flow in addition to, rather than as a substitute for, our entire statement of cash flows and those measures prepared in accordance with GAAP.

FREE CASH FLOW, NON-GAAP FINANCIAL MEASURE:

The following table reconciles cash flow from operating activities, the most directly comparable GAAP measure, to free cash flow, a non-GAAP financial measure:

	Three Months Ended		Six Months Ended
	August 1, 2015	August 2, 2014	August 1, 2015	August 2, 2014
Net cash provided by/(used in) operating activities	$42	$137	$(184)	$(134)
Add: Proceeds from sale of operating assets	—	—	5	2
Less: Capital expenditures	(95)	(61)	(141)	(141)
Free cash flow (non-GAAP)	$(53)	$76	$(320)	$(273)